Exhibit 16.1

[Letterhead of LBB & Associates Ltd., LLP]

May 13, 2013

Mr. Charles C. Herlocher, CEO

Global Condiments, Inc.

415 East Calder Way

State College, Pennsylvania 20549

Mr. Herlocher:

Effective May 13, 2013, we will cease our services as the independent registered public accounting firm of Global Condiments, Inc.

The event requires the filing as a Form 8-K. Our consent will need to be included in that document. Please forward us a draft as soon as practical for our review.

We look forward to helping you make a smooth transition with your new accountants. Should you have any questions, do no hesitate to contact Carlos Lopez with our firm at 713-800-4343.

Very truly yours,

/s/ LBB & Associates LTD, LLP

LBB & Associates Ltd., LLP

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Fax (202) 772-9253
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549